Exhibit 10.60
Promissory Note
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
Promissory Note

$5,000,000	Date: February 17, 2006
FOR VALUE RECEIVED, the undersigned Castle Brands Inc., a Delaware corporation (the “Company”), promises to pay to the order of Frost Nevada Investments Trust (the “Holder”) the lesser of (x) FIVE MILLION US DOLLARS (US $5,000,000) and (y) the aggregate unpaid principal amount of Advances (as hereinafter defined) made under this Note to the Company pursuant to the terms of this Note and the Credit Agreement (as hereinafter defined), together in either case, with unpaid interest on the unpaid balance of the principal amount outstanding, on the Maturity Date or, with respect to any Excess Amount, the Excess Amount Maturity Date, and subject to the following provisions. Unless otherwise provided herein, accrued interest hereon shall be paid quarterly on the Interest Payment Dates (as hereinafter defined).
The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:
     1. Definitions.
     The capitalized terms in this Note shall have the meanings ascribed to such terms in the Note Purchase Agreement unless otherwise defined herein:
     “Advance” and “Advances” shall have the meaning as set forth in Section 2.1 below;
     “Credit Agreement” means that certain Credit Agreement dated as of the first date set forth above, by and among the Company and the Holder.
     “Borrowing Commitment” means an aggregate of $5,000,000.

     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Company” has the meaning set forth in the introductory paragraph to this Note;
     “Default Rate” shall have the meaning set forth in Section 6.1 below;
     “Excess Amount” shall have the meaning set forth in Section 2.5 below;
     “Excess Amount Maturity Date” shall have the meaning set forth in Section 2.5 below;
     “Holder” has the meaning set forth in the introductory paragraph to this Note;
     “Interest Payment Date(s)” means the last Business Day of each March, June, September and December;
     “Interest Rate” means the rate of 9% per annum, calculated on the basis of a 360 day year based on the number of days elapsed including the first day, but excluding the day on which such calculation is being made;
     “IPO” means a firm commitment public offering by the Company of shares of its common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1993, as amended;
     “Maturity Date” means the earlier to occur of one Business Day after the closing of an IPO and February 17, 2007;
     “Note” means this Promissory Note;
     “Principal Amount” means the total Advances made hereunder; or
     “Rule 2710(a)(4) Holder” shall have the meaning set forth in Section 2.5 below.
     2. Advances and Time of Payment.
          2.1 Advances. On the date first set forth above, Holder will make an advance of Two Million Dollars (US $ 2,000,000) to the Company. With respect to each proposed additional advance to the Company under this Note (any advance, an “Advance” and, collectively, the “Advances”), the Company shall give at least 10 days prior written notice to the Holder of its intention to borrow hereunder, which notice shall specify the date and the principal amount of the proposed Advance (a “Borrowing Request”). All Advances shall be in increments of $1,000,000. Following the receipt of a Borrowing Request, the Holder shall make the Advance on the date and in the amount as outlined in the Borrowing Request and the Borrowing Commitment shall be reduced by the amount of such Advance. Anything to the contrary herein notwithstanding, Holder shall have no obligation to make any Advance to the extent that the aggregate of all Advances made, including the Advance contemplated by the first sentence of this Section 2.1, exceeds the Borrowing Commitment.
          2.2 Payment at Maturity Date.
          Except with respect to any Excess Amount for which repayment shall be governed by Section 2.5 below, the Principal Amount together with all accrued but unpaid interest under this Note shall be due and payable on the Maturity Date, in accordance with the terms of this Note. If the payment of the Principal Amount and interest on this Note becomes due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and any such extension of time shall be included in computing interest in connection with such payment.
          2.3 Interest Payments.
          Except with respect to any Excess Amount for which payment shall be governed by Section 2.5 below, the Company shall pay accrued interest to the Holder on each applicable Interest Payment Date based upon the Principal Amount outstanding from time to time at the Interest Rate.
          2.4 Prepayment.
          The Company may prepay the Principal Amount and/or the accrued but unpaid interest on this Note or any part thereof without penalty at any time in the Company’s sole discretion; provided, however, that the Company may not prepay any portion of the Excess Amount or interest thereon if the Holder is a Rule 2710 (a)(4) Holder.
          2.5 Excess Amount.
          In the event that (i) the Holder is a “Participating Member,” as defined in 2710(a)(4) of the National Association of Securities Dealers Conduct Rules, with respect to the IPO (a “Rule 2710(a)(4)Holder”) and (ii) the (x) Principal Amount, (y) interest previously paid and (z) future interest payable to such Rule 2710(a)(4) Holder under this Note would exceed 10% of the net proceeds received by the Company from such IPO (such excess, the “Excess Amount”), the Maturity Date and Interest Payment Dates for such Excess Amount shall be extended until the day after the one year anniversary of the closing of the IPO (the “Excess Amount Maturity Date”).
     3. Application of Payments.
     All payments of the indebtedness evidenced by this Note shall be applied first to any accrued but unpaid interest on this Note then due and payable hereunder, and then to the Principal Amount of this Note then outstanding.

     4. Currency.
     All payments of Principal Amount or of interest on this Note shall be made in US dollars at the address of Holder indicated on the signature page hereof, or such other place as Holder shall designate in writing to Company.
     5. Events of Default.
     The occurrence of any of the following shall constitute an Event of Default under this Note: (a) The Company’s failure to pay the outstanding Principal Amount and accrued interest on this Note due on the Maturity Date or, with respect to any Excess Amounts, on the Excess Amount Maturity Date; (b) the Company’s failure to pay any fees or interest related to this Note when due and any such failure to pay shall remain unremedied after the Company has been provided with ten (10) Business Days prior written notice or (c) an Event of Default under, and as defined in, the Credit Agreement.
     6. Remedies.
          6.1 Remedy Upon an Event of Default.
          Upon the occurrence of an Event of Default, (i) this Note shall become due and payable upon the demand of the Holder, and upon such demand shall thereafter become automatically due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Company, and (ii) the Interest Rate shall increase by 200 basis points above the Interest Rate (the “Default Rate”).
     7. Waiver.
     The Company waives presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind.
     8. No Waiver.
     The acceptance by Holder of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of Holder, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of any party as originally provided herein.
     9. Cumulative Remedies.
     The rights, remedies and recourses of Holder, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of Holder.

     10. Governing Law.
     This Note shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to the rules respecting conflicts of law.
     11. Severability.
     If any provision hereof or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other Person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by law.
     12. Interpretation.
     The headings in this Note are included only for convenience and shall not affect the meaning or interpretation of this Note. The words “herein” and “hereof and other words of similar import refer to this Note as a whole and not to any particular part of this Note.
     13. Notices.
     All notices, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission), to Holder at its address set forth below, or to the Company at its principal executive office (or at such other address for a party as shall be specified by like notice).
     14. Exchange or Loss of Note.
     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Company will execute and deliver a new Note of like tenor and date.
     15. Enforceability.
     This Note shall be binding upon and inure to the benefit of both parties hereto and their respective successors and assigns. If any provision of this Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.
     16. Limitation on Interest.
     Nothing contained in this Note shall be deemed to require the payment of interest or other charges by the Company or any other Person in excess of the amount which

Holder may lawfully charge under the applicable usury laws. In the event that Holder shall collect moneys which are deemed to constitute interest which would increase the effective Interest Rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the Principal Amount then outstanding and the excess shall be returned to the Company.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

CASTLE BRANDS INC.

By:	/s/ Mark Andrews

Mark Andrews, Chairman and
Chief Executive Officer
Castle Brands Inc.
570 Lexington Avenue, 29th Floor
New York, NY 10022
ACKNOWLEDGED AND AGREED TO BY:
FROST NEVADA INVESTMENTS TRUST

By:	/s/ Phillip Frost

Name:	Phillip Frost, M.D.

Title:	Trustee of Frost Nevada Investments Trust

Address:	4400 Biscayne Blvd

Miami, FL 33137

Facsimile Number:	305-575-6518

TRANSACTIONS
ON
PROMISSORY NOTE

Amount of
	Senior Secured	Outstanding
	Loan	Principal Balance	Notation
Date	Made This Date	This Date	Made By
February 17, 2006	$2,000,000	$2,000,000	Holder and Company